EXHIBIT 99.1

For Immediate Release	Contact:	Maria Gemskie
312-341-3257
news@cbot.com

CBOT Plans to Pursue an Initial Public Offering

CHICAGO, IL, April 28, 2005 – CBOT Holdings, Inc., the holding company that operates the derivatives exchange known as the Chicago Board of Trade (CBOT), announced today that it intends to pursue an underwritten public offering of shares of its Class A common stock that would be completed in the second half of 2005. The aggregate value of the offering is currently expected to be approximately $150 million but would ultimately be determined by the company and the underwriters based on market conditions and other relevant factors, and the offering may include shares offered by the CBOT members as selling stockholders. Any such offering would be subject to the receipt of stockholder approval to permit the issuance of more shares of Class A common stock, SEC clearance and the receipt of any other necessary approvals. There can be no assurance as to whether or when any such offering would be completed or as to the size or terms of any such offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.

Forward Looking Statements

In this release, our use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or other comparable terminology is intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in filings made by CBOT Holdings, Inc. with the Securities and Exchange Commission, which can be obtained at its Web site at www.sec.gov. Except for any obligation to disclose material information under Federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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